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                                        EXHIBIT 10.59


































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	FOURTH AMENDMENT

     FOURTH AMENDMENT, dated as of June 6, 1997 (this "Amendment"), to the MULTI-CURRENCY, MULTI-OPTION CREDIT AGREEMENT, dated as of September 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein being used herein as therein defined), among HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED (the "Company"), the Subsidiary
Borrowers and Subsidiary Guarantors parties thereto, the Lenders parties thereto, NATIONSBANK, N.A. (formerly known as Nationsbank of North Carolina, N.A.), as Co-Agent, CHASE SECURITIES INC. (as successor to Chemical Securities, Inc.), as arranger and THE CHASE MANHATTAN
BANK (as successor to Chemical Bank) as administrative agent (the "Administrative Agent").


                              W I T N E S E T H:


     WHEREAS, the parties to this Amendment wish to amend the Credit Agreement in the manner hereinafter set forth; and

     WHEREAS, this Amendment is entered into in accordance with the provisions of subsection 14.1 of the Credit Agreement;

     NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

     1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement shall be used as so defined.
     2. Amendments to Subsection 1.1. Subsection 1.1 of the Credit Agreement is hereby amended by: (A) deleting the definition of "Guarantor"
in its entirety and replacing it with the following:

"'Guarantor': the Company in its capacity as the guarantor pursuant to Section 11 of this Agreement.";

     (B) deleting the definition of "Subordinated Debt" in its entirety and replacing it with the following:

     "'Subordinated Debt': any unsecured Indebtedness of the Company (other than Indebtedness outstanding on the date hereof and described on Schedule 10.2) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) prior to the Termination Date, and the payment of the principal of and interest on which and any other obligations of the Company in respect thereof is subordinated to the prior payment in full of the
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principal of and interest (including post-petition interest) on the Loans and all other Obligations hereunder on terms and conditions that are (i) no less favorable to the Lenders (as reasonably determined by the Majority Lenders) than those contained in the Company's 12% Senior Subordinated Notes Due
August 1, 2002, or (ii) otherwise reasonably acceptable to the Majority Lenders."; and

     (C) deleting the definition of "Termination Date" in its entirety and replacing it with the following:

     "'Termination Date':  September 30, 2002."

     3. Amendment to Subsection 6.6. Subsection 6.6(a) is hereby amended by replacing each and every reference to the words "lending office" contained therein, with the words "Funding Office".

     4. Amendments to Sections 10 and 11. Sections 10 and 11 are hereby deleted in their entirety and replaced by the following:

     "SECTION 10.  NEGATIVE COVENANTS

     The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Company shall not, directly or indirectly:

     10.1  Financial Condition Covenants.

     (a) Consolidated Total Debt to Consolidated Capitalization. Permit the ratio of Consolidated Total Debt to Consolidated Capitalization at any time to be greater than 68%.

     (b) EBITDA Ratio. Permit the EBITDA Ratio for any period of four consecutive fiscal quarters to be less than 2.25 to 1.0.

     10.2 Limitation on Indebtedness of Restricted Subsidiaries. Permit any Restricted Subsidiary (other than any Restricted Subsidiary that is a Domestic Subsidiary Borrower) to create, incur, assume or suffer to exist any Indebtedness, except:

     (a)  Indebtedness under this Agreement;
     (b) Indebtedness listed on Schedule 10.2 (a portion of which Indebted-ness will be repaid at the time set forth in Part II of such Schedule);
     (c) Indebtedness of a corporation which becomes a Restricted Subsidiary after the date hereof, provided that (i) such indebtedness existed at
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the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Company no Default or Event of Default shall have occurred and be continuing;

     (d)  Indebtedness secured by any Lien permitted by subsection 10.3(g);

     (e) Indebtedness of the Company's Subsidiary or Subsidiaries in Denmark in an aggregate principal amount not exceeding $2,000,000 (or its equivalent in Danish Kroner) at any time outstanding;

     (f) additional Indebtedness not exceeding $50,000,000 in aggregate principal amount at any one time outstanding (as to all such Restricted Subsidiaries);

     (g) additional Indebtedness that is subordinate in right of payment to the terms hereof; and

     (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Indebtedness referred to in the foregoing clauses (b), (c) and (d) (other than such Indebtedness described in Part II of Schedule 10.2); provided that no such extension, renewal or replacement shall result in an increase in such Indebtedness.

     10.3 Limitation on Liens. Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
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                                                                              4
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

     (f) Liens in existence on the date hereof listed on Schedule 10.2, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of the Company or such Restricted Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair value (as determined in good faith by the board of directors of the Company) of such property at the time it was acquired;

     (h) Liens on the property or assets of a corporation which becomes a Restricted Subsidiary after the date hereof securing Indebtedness in existence at the time such corporation became a Subsidiary, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

     (i) Liens on the property or assets of a corporation existing at the time such corporation is merged or consolidated with or into the Company or a Restricted Subsidiary or at the time of a sale of the properties and assets of such corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, and Liens on property or assets first acquired by the Company or a Restricted Subsidiary after the date of this Agreement, provided that (A) no such Lien shall extend to or cover any property other than the property initially subject thereto and improvements thereto, and (B) the Indebtedness secured by each such Lien is then permitted by this
Agreement;
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     (j) Liens on inventory acquired by the Company or a Restricted Subsidiary in the ordinary course of business securing the payment to the seller of such inventory of the purchase price thereof, provided, that such Liens encumber only the inventory to which such purchase price relates and such purchase price is payable in accordance with customary trade terms;
     (k) Liens arising in connection with trade letters of credit issued for the account of the Company or a Restricted Subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property;
     (l) Liens on intellectual property acquired by the Company or a Restricted Subsidiary (such as software) securing the obligation of the Company or such Restricted Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens encumber only the intellectual property to which such payments relate;
     (m) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Company and all Restricted Subsidiaries)
$25,000,000;
     (n) Liens on the Studer Assets securing the reimbursement and related obligations of Studer in respect of the Studer Letter of Credit; and
     (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (f) through (n), inclusive; provided that (i) no such extension, renewal or replacement shall result in an increase in the liabilities secured thereby and (ii) such extension, renewal or replacement Lien shall be limited to all or a part of the same property that secured the Lien so extended, renewed or replaced (plus additions, accessions, replacements and improvements to such property).

     10.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, or permit any Restricted Subsidiary to do any of the foregoing, except:

     (a) any Restricted Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly owned Restricted Subsidiaries of the Company (provided that the wholly owned



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                                                                              6

Restricted Subsidiary or Restricted Subsidiaries shall be the continuing or surviving corporation);

     (b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly owned Restricted Subsidiary of the Company; and

     (c) the Company and its Restricted Subsidiaries may consummate the transactions permitted by subsection 10.5.

     10.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of, or permit any Restricted Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of, any of its respective property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or permit any Restricted Subsidiary to issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person other than the Company or any wholly owned Restricted Subsidiary, except:

     (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

     (b)  the sale of inventory in the ordinary course of business;

      c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

     (d) the sale or other disposition of any other property in the ordinary course of business, provided that (i) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 15% of Consolidated Total Assets as at the beginning of such twelve-month period and (ii) the aggregate book value of all assets so sold or disposed of between July 1, 1994 and the date of any determination thereof shall not exceed 25% of Consolidated Total Assets as at the end of the fiscal year of the Company most recently ended prior to such date of determination;

     (e) the Company or any Restricted Subsidiary may sell or otherwise dispose of any Subsidiary other than a Restricted Subsidiary;

     (f) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly owned Restricted Subsidiary of the Company;
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     (g)  the sale or discount of accounts receivable (as to the Company and all Restricted Subsidiaries) in an outstanding principal amount not exceeding $50,000,000 at any time; and

     (h) the issuance or series of issuances of Capital Stock of any Restricted Subsidiary with a value, in the aggregate for all such issuances by all Restricted Subsidiaries, not exceeding 10% of Consolidated Total Assets.

     10.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, except that, so long as no Event of Default has occurred and is continuing, or would be continuing after giving effect thereto, the Company may pay dividends on its Capital Stock and purchase or repurchase shares of its Capital Stock, provided, that the sum of the total cash amount of all such dividends paid and such shares of its Capital Stock purchased or repurchased between July 1, 1994 and the date of any determination thereof does not exceed (i) $2,500,000 plus (ii) 25% of the proceeds received by the Company after September 30, 1994 from the issuance and sale by the Company of its Capital Stock, plus (iii) 25% of Consolidated Net Income for the period from July 1, 1994 through the end of the fiscal quarter of the Company most recently ended prior to the date of such determination.

     10.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, or permit any Restricted Subsidiary to do any of the foregoing, except:

     (a)  extensions of trade credit in the ordinary course of business;

     (b)  investments in Cash Equivalents;

     (c)  Permitted Business Acquisitions;

     (d) loans and advances to employees of the Company or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Company and its Subsidiaries not to exceed $1,000,000 at any one time outstanding;
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     (e)  investments by the Company in its Restricted Subsidiaries and
investments by Restricted Subsidiaries in the Company and in other Restricted Subsidiaries; and

     (f) investments by the Company or any Restricted Subsidiary in any Subsidiary other than a Restricted Subsidiary so long as after giving effect thereto there is no violation of subsection 10.13.

     10.8 Limitation on Optional Payments of Subordinated Debt and Modifications of Subordination Provisions. At any time when the Company is not considered Investment Grade (a) agree to any amendment or other modification to any Subordinated Debt that would shorten the maturity thereof, (b) amend the subordination provisions of any Subordinated Debt or
(c) make any optional payment or prepayment on or redemption or purchase of any Subordinated Debt unless, after giving effect to such payment, prepayment, redemption or purchase, the ratio of Consolidated Senior Debt to Consolidated Capitalization is not greater than 35%.

     10.9 Limitation on Transactions with Affiliates. Enter into, or permit any Restricted Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company or another Restricted Subsidiary), unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Company's or such Restricted Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

     10.10 Limitation on Sales and Leasebacks. Enter into, or permit any Restricted Subsidiary to enter into, any arrangement with any Person (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or such Restricted Subsidiary of real or personal property which is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Restricted Subsidiary (a 'Sale and Lease-Back Transaction'), except for (i) Sale and Lease- Back Transactions having an aggregate Value not exceeding $25,000,000 (ii) Sale and Lease-Back Transactions in respect of assets acquired by the Company or a Restricted Subsidiary after July 1, 1994, provided, that such Sale and Lease-Back Transaction is consummated within 180 days after the acquisition by the Company or a Restricted Subsidiary of the asset subject thereto or (iii) Sale and Lease-Back Transactions between the Company and any Restricted
Subsidiary or between Restricted Subsidiaries.

     10.11 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Company to end on a day other than June 30.

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     10.12  Limitation on Guarantee Obligations in respect of Indebtedness of
Subsidiaries other than Restricted Subsidiaries. Create, incur or permit to exist, or permit any Restricted Subsidiary to create, incur or permit to exist, any material Guarantee Obligation in respect of any Indebtedness of any Subsidiary other than a Restricted Subsidiary.

     10.13 Limitation on Subsidiaries other than Restricted Subsidiaries. Permit at any time more than 10% of consolidated assets of the Company and its Subsidiaries to be held by any Person other than the Company and the Restricted Subsidiaries, or permit for any fiscal year more than the greater of
(a) $10,000,000 and (b) 15% of Consolidated Net Income, to be attributable to the earnings of any Person other than the Company and the Restricted Subsidiaries.

     10.14 Limitation on Guarantee Obligations. Permit the aggregate outstanding amount of Guarantee Obligations of the Company and its Subsidiaries, determined on a consolidated basis (other than Guarantee Obligations permitted pursuant to subsection 10.12), to exceed, at any time, $25,000,000.

     SECTION 11  GUARANTEES

     11.1 Guarantees. (a) In order to induce the Administrative Agent, the Co-Agent and the Lenders to execute and deliver this Agreement and to make the Extensions of Credit hereunder, and in consideration thereof the Company hereby unconditionally and irrevocably guarantees to the Administrative
Agent and each Lender and their respective successors and assigns, the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Obligations, and the Company further agrees to pay any and all reasonable expenses which may be paid or incurred by the Administrative Agent or any Lender in collecting any or all of the Subsidiary Obligations and/or enforcing any rights under this Section 11 or under Subsidiary Obligations.

     (b) No payment or payments made by any Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Subsidiary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Subsidiary Obligations or payments received or collected from the Guarantor in respect of the Subsidiary Obligations, remain liable for the Subsidiary Obligations until the Subsidiary Obligations are paid in full and the Commitments are terminated.

     11.2 No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by

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 the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent by the Subsidiary Borrowers on account of the Subsidiary Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Subsidiary Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Subsidiary Obligations, whether matured or unmatured, in such order as Administrative Agent may determine. The provisions of this paragraph shall continue to be effective after the termination of this Agreement, the payment in full of the Subsidiary Obligations and the termination of the Commitments.

     11.3 Modification of Subsidiary Obligations. The Guarantor hereby consents that, without the necessity of any reservation of rights against it and without notice to or further assent by it, any demand made by the Administrative Agent or any Lender for payment of any of the Subsidiary Obligations may be rescinded by the Administrative Agent or such Lender and any of the Subsidiary Obligations continued, and the Subsidiary Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or such Lender and this Agreement (other than the obligations specifically incurred by the Guarantor as a Borrower or account party hereunder or as a Guarantor under this Section 11), any Application, any Letter of Credit, any collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent or such Lender may deem advisable from time to time, and any collateral security or guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservations of rights against the Guarantor and without notice to or further assent by the Guarantor (in respect of its guarantee hereunder) which will remain bound hereunder notwithstanding any such renewal, extension, supplement, termination, sale, exchange, waiver, surrender or release. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Subsidiary Obligations. When making any demand hereunder against the Guarantor or a Borrower, the Administrative Agent or any Lender may, but shall be under no

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                                                                             11

obligation to, make a similar demand on any other Borrower, and any failure by the Administrative Agent or such Lender to make any such demand or to collect any payments from any other Borrower or any such other guarantor or any release of any other Borrower or other guarantor shall not relieve the Guarantor or the Company of its obligations and liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor or any Borrower. For purposes of this subsection 11.3, the term "demand" shall include the commencement and continuance of any legal proceedings.

     11.4 Waiver. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11, and the Subsidiary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guarantee contained in this Section 11, and all dealings between the Borrowers and the Guarantor and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11. The Guarantor hereby waives diligence, presentment, protest, demand for payment and notice of default or nonpayment and all other notices to or upon the Guarantor with respect to the Subsidiary Obligations. This Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to the validity, regularity or enforceability of this Agreement, any Application, any Letter of Credit, any of the Subsidiary Obligations, or any collateral security or guarantee therefor or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender and without regard to any defense, set-off or counterclaim which may at any time be available to or be asserted by the Guarantor or any Subsidiary Borrower against the Administrative Agent or any Lender, or by any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor or any Subsidiary Borrower) (other than payment in full of the Subsidiary
Obligations) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Subsidiary Obligations, or of the Guarantor under the guarantee contained in this Section 11 in bankruptcy or in any other instance, and the obligations and liabilities of the Guarantor and the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent or any Lender at any time of any right or remedy against any Borrower, the Guarantor or any other Person which may be or become liable in respect of all or any part of the Subsidiary Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The guarantee contained in this Section 11 shall remain in full force and effect and be binding in accordance with and to the extent of their terms upon the Guarantor (and any successors and assigns of either thereof) and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, until (subject to subsection 11.5) all the Subsidiary Obligations and the obligations of the Guarantor under this Section 11 shall have been satisfied by

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                                                                             12

payment in full, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Subsidiary Obligations.

     11.5 Reinstatement. The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, all as though such payments had not been made.

     11.6 Payment of Subsidiary Obligations. The Guarantor hereby guarantees that the Subsidiary Obligations guaranteed by it hereunder will be paid to the Person entitled thereto pursuant to the terms of this Agreement at the applicable Payment Office without set-off or counterclaim."

     5. Amendment of Subsection 14.1(b)(i). Subsection 14.1(b)(i) is hereby deleted in its entirety and replaced by the following:

     "(i)	Schedule II will be amended to add Subsidiaries of the Company as additional Domestic Subsidiary Borrowers or Foreign Subsidiary Borrowers, as the case may be, upon (A) execution and delivery by the Company, such additional Domestic Subsidiary Borrowers or Foreign Subsidiary Borrowers, as the case may be, and the Administrative Agent and, in the case of any such amendment adding a Subsidiary as a Subsidiary Borrower only, the Majority Lenders, of a Joinder Agreement providing for such to become Domestic
Subsidiary Borrowers or Foreign Subsidiary Borrowers, as the case may be, and (B) delivery to the Administrative Agent of (1) corporate resolutions and other corporate documents, (2) legal opinions substantially equivalent to comparable documents delivered on the Closing Date in respect of the Domestic Subsidiary Borrowers or Foreign Subsidiary Borrowers, as the case may be, party to this Agreement on the Closing Date (provided, that (i) each Domestic Subsidiary Borrower shall deliver a legal opinion which legal opinion may be delivered by the Company's General Counsel and (ii) any Foreign Subsidiary Borrower who fails to deliver a legal opinion shall be able to borrow no more than US$10,000,000 under the Credit Agreement) and (3) such other documents with respect thereto as the Administrative Agent shall reasonably request. Each such Subsidiary so added shall automatically become a Restricted Subsidiary."

     6. Release of Subsidiaries' Section 11 Subsidiary Obligations. (A) The Lenders hereby release each (i) Domestic Subsidiary Borrower, (ii) Subsidiary Guarantor and (iii) Foreign Subsidiary Borrower from any and all guarantee obligations to the Lenders pursuant to, and solely pursuant to, Section 11 of the Credit Agreement.

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
                                                                             13

     (B) The Lenders hereby acknowledge that the Company as of the Effective Date will be the sole Guarantor of the Subsidiary Obligations.

     7. Representations and Warranties. The Company hereby represents and warrants that, after giving effect to the amendments effected hereby, the representations and warranties made by it contained in Section 7 of the Credit Agreement are true and correct on the date hereof provided that references to the Credit Agreement therein shall be deemed to be references to this Amendment and to the Credit Agreement as affected by this Amendment.

     8. Conditions to Effectiveness. This Amendment shall become effective upon the receipt by the Administrative Agent (which effectiveness shall be confirmed to the other parties hereto by the Administrative Agent's delivery to such parties of notice of such effectiveness) of: (i) counterparts of this Amendment, duly executed and delivered by the Company and each of the Lenders and (ii) a written legal opinion of Jones, Day, Reavis & Pogue, counsel to the Company and the Domestic Subsidiary Borrowers, addressed to the Administrative Agent and the Lenders, to the effect that (a) this Amendment has been duly authorized, executed and delivered by the Company and (b) this Amendment, and the Credit Agreement as amended hereby, constitute the valid, binding and enforceable obligations of the Company and the Domestic Subsidiaries parties thereto (which opinion may contain exceptions and assumptions similar to those contained in opinions delivered on the Closing Date).

     9. Amendment Fee. The Company agrees to pay to the Administrative Agent, for the Account of each Lender, on the Effective Date, a one-time fee of .050% of each Lender's Commitment.

     10. Miscellaneous. Except as expressly amended herein, the Credit Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
The Company agrees to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.


     11.   GOVERNING LAW.  THIS AMENDMENT SHALL BE
GOVERNED BY, AND CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered by its proper and duly authorized officer(s) as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES,
 INCORPORATED


By:    /s/ B. Girod
   Name: B. Girod
   Title: President and Chief Operating Officer


ACKNOWLEDGED AND AGREED TO:

THE CHASE MANHATTAN BANK,
as Administrative Agent and Lender


By:  /s/ James Maron
   Title: Vice President


BANK OF MONTREAL


By:
   Title:


THE BANK OF NOVA SCOTIA


By:  /s/ JR Trimble
   Title: Senior Relationship Manager


BANK OF TOKYO-MITSUBISHI TRUST CO.


By:  /s/ JA Don
   Title:  VP & Mgr

CITIBANK, N.A.


By:  /s/ Marjorie Futornick
   Title: Vice President


COMMERZBANK AG, LOS ANGELES BRANCH


By:  /s/ Christian Jagenberg
   Title: SVP and Manager

By:  /s/ Werner Schmidbauer
   Title: Vice President


GIROCREDIT BANK

By:  /s/ R. Stone
   Title: Vice President

By:
   Title:


MIDLAND BANK PLC, NEW YORK BRANCH


By:  /s/ Rochelle Forster
   Title:  Authorized Signatory


NATIONSBANK, N.A.


By:  /s/ Elizabeth S. Duff
   Title: Vice President

PNC BANK, NATIONAL ASSOCIATION


By:  /s/ Amy T. Petersen
   Title: Vice President


SOCIETE GENERALE

By:  /s/ Gordon Saint-Denis
   Title:  Vice President






























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